Exhibit 10.1
WESCO INTERNATIONAL, INC.
2021 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Award Agreement”) evidences an Award of Performance Share Units (“PSUs”) by WESCO International, Inc., a Delaware corporation (the “Company”) under the WESCO International, Inc. 2021 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Grantee:	[NAME]
Grant Date:	[DATE]
Number of Performance Share Units:
[NUMBER]
The percentage of PSUs that will actually vest will range from 0% to 200% (plus a Relative Total Stockholder Return modifier, if applicable) and be determined based on the achievement of the Performance Metrics described below and on Exhibit A.

Performance Period:	January 1, 20__ to December 31, 20__
Vesting Date:	The date on which the Compensation Committee of the Company’s Board of Directors certifies the level of achievement of the applicable performance goals, which date shall occur between January 1 and March 1 of the calendar year immediately following the completion of the Performance Period.

Vesting:
The PSUs will only vest if Grantee does not experience a Termination of Service prior to the Vesting Date and only to the extent that the Performance Metrics are achieved, and any unvested PSUs will be forfeited upon Termination of Service.

Notwithstanding the foregoing or any provision in the Plan:

(1) In the event of Termination of Service due to (i) Grantee’s Retirement after attaining a minimum age of 65, (ii) Grantee’s Retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company or its Subsidiaries, (iii) Grantee’s Disability, or (iv) Grantee’s Death, the PSUs will remain outstanding and vest on a pro rata basis on the Vesting Date as if there had not been a Termination of Service, based on actual performance to the extent that the Performance Metrics are achieved. In such case, the pro rata basis will be determined by multiplying (i) the number of PSUs, by (ii) a fraction, the numerator of which is the number of whole months from the beginning of the Performance Period through Grantee’s Termination of Service, and the denominator of which is thirty-six (36) months.
(2) Upon a Change in Control that occurs during the Performance Period, the PSUs will immediately vest as of the date of such Change in Control at the higher of (i) the target level or (ii) actual performance but assuming that the

Performance Period ended on the latest practicable date on or prior to the date of such Change in Control.
Performance Metrics:
Return on Net Assets (RONA) Growth and Earnings Per Shares (EPS) Growth, subject to a Relative Total Stockholder Return (TSR) modifier, as described on Exhibit A.

In calculating RONA Growth, EPS Growth and TSR, the Committee may exclude or adjust for certain items that are not indicative of ongoing results or are otherwise appropriate for comparability purposes. The exclusion or adjustment for certain items may result in the calculation of RONA Growth and EPS Growth that differs from reported results in accordance with generally accepted accounting principles.  Examples of items that may be excluded from or adjusted in calculations include, but are not limited to: “strategic” items (investments, charges or credits related to the high-level strategic direction of the Company, such as restructurings, acquisitions, divestitures, integration or transformation activities and costs, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or discrete items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment, other adjustments).

Delivery:	Vested PSUs will be settled by delivery of Shares as soon as practicable after the earlier to occur of: (1) the Vesting Date; or (2) a Change in Control. PSUs shall be subject to tax withholding in accordance with Section 12(d)(i) of the Plan. In no event will settlement occur later than March 15 of the calendar year immediately following the completion of the Performance Period.

Non-Competition, Non-Solicitation and Confidentiality:
Non-Competition and Non-Solicitation. During Grantee’s employment and for a period of one year thereafter:
(1)    Grantee shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of the Company or its Subsidiaries (A) with whom Grantee dealt directly or indirectly or for which Grantee had responsibility while employed by the Company or its Subsidiaries, or (B) about whom Grantee acquired confidential information during Grantee’s employment with the Company or its Subsidiaries, for the purpose of offering, selling or providing products or services that are competitive with those offered by the Company or its Subsidiaries. Grantee shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of the Company or its Subsidiaries to any competitor.
(2)     Grantee shall not, to the detriment of the Company or its Subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in any Competing Business Line, or otherwise engage in Competing

Services. This provision shall not prevent Grantee from owning less than 1% of the outstanding shares of a publicly-traded entity or less than 3% of a private equity fund. For purposes of this provision, (A) “Competing Business Line” means any business that is in competition with any business engaged in by the Company or its Subsidiaries with respect to which Grantee provides services, or about which Grantee received Confidential Information (as defined below) and (B) Grantee will be deemed to be providing “Competing Services” if the nature of such services are sufficiently similar in position scope and geographic scope to any position held by Grantee during employment with the Company or its Subsidiaries, such that engaging in such services on behalf of a Competing Business Line would threaten the Company’s or its Subsidiaries’ legitimate business interests.

(3)     Grantee shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (A) any employee of the Company or its Subsidiaries or (B) any former employee of the Company or its Subsidiaries whose employment ceased within 180 days prior to the date of such solicitation or hiring.

Confidentiality. “Confidential Information” means information regarding the business or operations of the Company or its Subsidiaries, both oral and written, including, but not limited to, documents and the Company or Subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer files, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that the Company or its Subsidiaries disclose to Grantee or Grantee otherwise learns or ascertains in any manner as a result of, or in relation to, Grantee’s employment by the Company or its Subsidiaries. Other than as required by applicable law, Grantee agrees: (1) to use Confidential Information only for the purposes required or appropriate for Grantee’s employment with the Company or its Subsidiaries; (2) not to disclose to anyone Confidential Information without the Company’s prior written approval; and (3) not to allow anyone’s use or access to Confidential Information, other than as required or appropriate for Grantee’s employment with the Company or its Subsidiaries. The foregoing shall not apply to information that is in the public domain, provided that Grantee was not responsible, directly or indirectly, for such information entering into public domain without the Company’s approval. Grantee agrees to return to the Company all Confidential Information in Grantee’s possession upon termination of Grantee’s employment or at any time requested by the Company.
The foregoing provisions shall survive and remain in full force and effect regardless of any expiration, termination or cancellation of this Award Agreement.
If any provision of this section shall be invalid or unenforceable to any extent, the remaining provisions shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable.
Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of this section shall be in addition to, and shall not be deemed to supersede, any existing covenants or other agreements between Grantee and the Company or any of its Subsidiaries.

Country-Specific Terms:	Country-specific terms that apply to individuals in those countries may be set forth in an addendum to the Award Agreement.
Other Terms:	All other terms are as set forth in the Plan, which is incorporated herein by reference. In the event that a provision of the Award Agreement conflicts with the Plan, the terms of the Plan will control. By accepting this Award Agreement, Grantee agrees to be subject to the terms and conditions of the Plan.

Exhibit A

The percentage of PSUs that will be earned at the end of the Performance Period (or, if earlier, through the date of a Change in Control) will be determined in accordance with the table below, and measured separately for each Performance Metric, which will be weighted 50% for RONA Growth and 50% for EPS Growth. The percentage of PSUs that will be earned for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.

Performance Level	Percentage of PSUs Earned*	Performance Metric
		RONA Growth One-Year	RONA Growth Three-Year Cumulative	EPS Growth
Maximum	200%	___ basis points	___ basis points	___%
Target	100%	___ basis points	___ basis points	___%
Threshold	50%	___ basis points	___ basis points	___%
Below Threshold	0%

* The Percentage of PSUs Earned may exceed 200% of Target if EPS Growth and RONA Growth are at or above Maximum and TSR performance is at or above the 75th percentile of the Peer Group (as described below), in which case the maximum award with a positive TSR modifier is 240% of Target.

Payout Calculations:

The Company’s performance shall be measured over the Performance Period and the payout determined as follows: (1) performance shall be measured each calendar year in the three-year Performance Period with each year representing 25% of the total Award for each Performance Metric; and (2) performance shall be measured over the full three-year Performance Period with the full three-year period representing 25% of the total Award for each Performance Metric. Payouts will be made following the end of the Performance Period in accordance with the terms of this Award Agreement. A relative TSR modifier will be calculated over the cumulative three-year Performance Period and applied to the full award payout as follows:

Company TSR compared to the TSR of the Companies that Comprise the S&P MidCap 400 Index	Modifier Applied to Full Award Payout
At or above 75th percentile	+20% modifier
At or above 25th percentile and below 75th percentile	None
Below 25th percentile	-20% modifier

RONA Growth
RONA Growth means the one-year or three-year cumulative return on net assets growth versus the base year calculated as follows:

RONA measured as of December 31 at the end of the period – RONA measured as of December 31 at the beginning of the period = one-year or three-year cumulative RONA Growth where

RONA = Net Income/[[Accounts Receivable + Inventory – Accounts Payable] + Net Property Plant and Equipment]

    where

Net Income means net income attributable to common stockholders for the calendar year
Accounts Receivable means the average of Trade accounts receivable, net of allowance for expected credit losses, measured as of the five quarter ending balance sheet dates December 31, September 30, June 30, March 31 and prior December 31
Inventory means the average of Inventories measured as of the five quarter ending balance sheet dates December 31, September 30, June 30, March 31 and prior December 31
Accounts Payable means the average of Accounts payable measured as of the five quarter ending balance sheet dates December 31, September 30, June 30, March 31 and prior December 31
Net PP&E means the average of Property, buildings and equipment, net, measured as of the five quarter ending balance sheet dates December 31, September 30, June 30, March 31 and prior December 31

Amounts are as reported in the Company’s financial statements in accordance with generally accepted accounting principles or any other financial reporting framework under which the Company is required to report its financial statements (subject to possible exclusions or adjustments as described in the Award Agreement).

EPS Growth
EPS Growth means the growth rate of the Company’s diluted earnings per share, as reported in the Company’s financial statements in accordance with generally accepted accounting principles or any other financial reporting framework under which the Company is required to report its financial statements (subject to possible exclusions or adjustments as described in the Award Agreement). The EPS Growth rate for each calendar year means:
Year 1 EPS Growth Rate = [(Year 1 EPS – Year 0 EPS)/Year 0 EPS] x 100
Year 2 EPS Growth Rate = [(Year 2 EPS – Year 1 EPS)/Year 1 EPS] x 100
Year 3 EPS Growth Rate = [(Year 3 EPS – Year 2 EPS)/Year 2 EPS] x 100

The full three-year EPS Growth rate means the compound annual growth rate (CAGR):
Full three-year EPS Growth Rate = ((Year 3 EPS/Year 0 EPS)^1/3−1)×100
TSR
TSR is calculated on the three-year cumulative Performance Period.
TSR is calculated assuming full reinvestment of dividends when paid.
TSR = [Ending Price – Beginning Price + Dividends]/Beginning Price

where:
Ending Price is the Average Measurement Period Price for the 30 business days ending on the last business day of the applicable measurement period or, in the event of a Change in Control, the closing price on the business day immediately preceding the closing date of the Change in Control.
Beginning Price is the Average Measurement Period Price for the 30 business days prior to the first business day of the applicable measurement period.
Average Measurement Period Price = average of the closing stock price for each of the 30 days during a specified 30 business day period.

The Peer Group means the companies that comprise the S&P MidCap 400 Index at the beginning of the Performance Period.

If a company in the S&P MidCap 400 Index becomes bankrupt, the company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in chronological order by the bankruptcy date with the first to be bankrupt at the bottom.

If a company in the S&P MidCap 400 Index is acquired by another company or entity, including through a management buy-out or going-private transaction, it will be removed from the Peer Group for the Performance Period; provided that if the acquired company became bankrupt prior to its acquisition it shall be treated as provided in the paragraph above, or if it shall become delisted as described below prior to its acquisition it shall be treated as provided below.

If a company in the S&P MidCap 400 Index acquires another company, the acquiring company will remain in the Peer Group for the Performance Period.

If a company in the S&P MidCap 400 Index is delisted from the NYSE or NASDAQ such that it is no longer listed on either exchange, other than in connection with a transaction contemplated above, such delisted company will remain in the Peer Group positioned at one level below the lowest performing listed company and above the highest ranked bankrupt company. In the case of multiple delistings, the delisted companies will be positioned below the listed and above the bankrupt companies in chronological order by delisting date with the first to be delisted at the bottom of the delisted companies. If a delisted company shall become bankrupt, it shall be treated as a bankrupt company above. If a delisted company shall be later acquired, it shall be treated as a delisted company under this paragraph. If a delisted company shall relist during the Performance Period, it shall remain in its relative delisted position determined under this paragraph.

If the Company’s or a company in the S&P MidCap 400 Index’s stock splits, such company’s TSR performance will be adjusted for the stock split so as to not give an advantage or disadvantage to such company by comparison to the other companies.